Filed Pursuant to Rule 433
Registration No. 333-277211

HSBC USA Inc. Market Linked Securities

Market Linked Securities – Leveraged Upside Participation and Fixed Percentage

Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Dow Jones Industrial Average® due March 1, 2030

Term Sheet to Free Writing Prospectus dated February 21, 2025

Summary of Terms		Hypothetical Payout Profile**
Issuer	HSBC USA Inc. (“HSBC”)

** assumes an Upside Participation Rate equal to the lowest possible Upside Participation Rate that will be determined on the pricing date.

If the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying from its Starting Value in excess of the Buffer Amount and will lose some, and possibly up to 75%, of the face amount of your securities at maturity.

The estimated initial value of the securities on the pricing date is expected to be between $915.00 and $955.00 per security, which will be less than the original offering price. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” in the accompanying free writing prospectus.

Free Writing Prospectus:

https://www.sec.gov/Archives/edgar/data/83246/000110465925016015/tm255278d184_fwp.htm

Market Measure	The lowest performing of the Invesco S&P 500® Equal Weight ETF (Bloomberg ticker symbol “RSP”) (the “RSP” or the “Fund”) and the Dow Jones Industrial Average® (Bloomberg ticker symbol “INDU”) (the “INDU” or the “Index”) (each an “Underlying,” and collectively the “Underlyings”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	February 26, 2025
Issue Date*	March 3, 2025
Calculation Day*	February 26, 2030
Stated Maturity Date *	March 1, 2030
Maturity Payment Amount (per security)

•      if the Ending Value of the Lowest Performing Underlying is greater than its Starting Value: $1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying × Upside Participation Rate);

•      if the Ending Value of the Lowest Performing Underlying is less than or equal to its Starting Value, but greater than or equal to its Threshold Value: $1,000; or

•      if the Ending Value of the Lowest Performing Underlying is less than its Threshold Value: $1,000 + [$1,000 × (Underlying Return of the Lowest Performing Underlying + Buffer Amount)]

Upside Participation Rate:	At least 108%, to be determined on the Pricing Date.
Threshold Value	With respect to each Underlying, 75.00% of its Starting Value
Buffer Amount	25.00%
Lowest Performing Underlying	The Underlying with the lowest Underlying Return
Underlying Return	With respect to an Underlying, the percentage change from its Starting Value to its Ending Value, measured as follows: (Ending Value – Starting Value) / Starting Value
Starting Value	With respect to each Underlying, its closing value on the pricing date.
Ending Value	With respect to each Underlying, its closing value on the calculation day.
Calculation Agent	HSBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission and Other Fees	Up to 3.87%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 3.00% and WFA may receive a distribution expense fee of 0.12%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.30% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	40447C4D9 / US40447C4D94
Material Tax Consequences	See the free writing prospectus

*Subject to change

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page FWP-7 of the accompanying free writing prospectus, and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-1 of the underlying supplements, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying free writing prospectus, product supplement, underlying supplements, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the free writing prospectus are inconsistent with those described herein, the terms described in the free writing prospectus will control.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying free writing prospectus and the “Risk Factors” section in the accompanying product supplement, underlying supplements, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•       If The Ending Value Of The Lowest Performing Underlying Is Less Than Its Threshold Value, You Will Lose Some, And Possibly Up To 75%, Of The Face Amount Of Your Securities At Maturity.

•       The Securities Are Subject To The Full Risks Of Each Underlying And Will Be Negatively Affected If Any Underlying Performs Poorly, Even If The Other Underlying Perform Favorably.

•       Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlying, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying.

•       You Will Be Subject To Risks Resulting From The Relationship Between The Underlyings.

•       No Periodic Interest Will Be Paid On The Securities.

•       The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of HSBC

•       The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•      The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.

•      The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.

•       If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.

•       The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•       The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlyings

•    The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.

•    Any Payments On The Securities Will Depend Upon The Performance Of The Underlyings And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o  Investing In The Securities Is Not The Same As Investing In The Fund Or The Securities Included In Or Held By Any Underlying.

o  Historical Values Of An Underlying Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

o  Changes That Affect An Underlying May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

o  We, The Agent And Our Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Or Held By An Underlying.

o  We, The Agent And Our Respective Affiliates Have No Affiliation With The Sponsor Of Any Underlying And Have Not Independently Verified Its Public Disclosure Of Information.

o  Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

Risks Relating To Conflicts Of Interest

•      Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•      The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, the underlying supplements and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplements and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplements and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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